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                                                                    Exhibit 99.1


Odetics Appeals Nasdaq Notice Regarding Continued Listing

ANAHEIM, CA -- March 19, 2002-- Odetics Inc. (NASDAQ: ODETA & ODETB) announced today that it has received a Nasdaq Staff Determination that it has not maintained compliance with the minimum net equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3), and that its common stock is subject to de-listing from the Nasdaq National Market.

Odetics has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination. Nasdaq is required to grant Odetics a hearing within 45 days of receiving the request, and Odetics listing status will not change until a final determination has been issued by the Panel following the hearing. Odetics is currently in compliance with all other continued listing requirements. There can be no assurance that the Panel will grant the company's request for continued listing on the Nasdaq National Market.

About Odetics

Odetics provides products and systems that employ information technology to control the use of public roadways, secure ingress and egress of public and private facilities, and secure the delivery of digital communications. Odetics Inc. is headquartered in Anaheim, California and may be contacted at 714-774-5000 or Odetics and the web sites of each of its subsidiaries at www.odetics.com.

Important Notice

This news release contains statements that may be deemed to be forward-looking. These forward-looking statements may include statements about revenue growth, profit margins, the effect of cost reduction measures, and other statements relating to the operating results of Odetics or its subsidiaries. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as: short product lives, technological shifts, current technical issues that cannot be resolved on a timely basis, component availability, competition (including new and directly competitive products from others), pricing pressures, incorrect assumptions regarding market demand, the significant uncertainty of market acceptance of new products by both distributors and end-user customers, unanticipated capital requirements, retention of key personnel, general economic conditions, the inability of the company to execute its strategy including the completion of both private and public equity financings of its subsidiaries, and other factors identified in the Odetics' Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Investors are strongly encouraged to review the risk factors set forth in the Odetics most recent SEC filings.